Exhibit 99.1
D-Wave Hosts Series of Seminars to Expand Quantum Computing Education in Italy
As part of Q-Alliance, workshops aim to accelerate quantum computing awareness in advance of system deployment in region
PALO ALTO, Calif. – October 22, 2025 – D Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced it is hosting a series of seminars in Italy starting this week, aimed at advancing annealing quantum computing awareness and adoption among leading universities in the region as part of the Q-Alliance. Revealed at last week’s Digital Innovation Forum in Como, Italy, the Q-Alliance has been created to support the Italian government’s strategic framework for digital and quantum technologies.

A core objective of the Q-Alliance is the development of a state-of-the-art quantum computing and research facility in Lombardy, Italy. In support of that effort, D-Wave announced a €10M contract for a D-Wave Advantage2TM annealing quantum computer in the region, ensuring accessibility for Italy’s scientific community, academia, and industry. In partnership with the Italian government and the Q-Alliance, the agreement includes acquisition of 50% capacity of an Advantage2 system for five years with the option to purchase the full system.

“As a founding member of the Q-Alliance, D-Wave is committed to fast-tracking efforts to establish Italy as a global hub of quantum innovation,” said Dr. Alan Baratz, CEO of D-Wave. “Through the placement of a D-Wave system in the region as well as ongoing hands-on workshops and training for Italy’s researchers and academic community, we’re providing access to D-Wave’s powerful, commercial-grade quantum technologies and our team of experts to help usher in Italy’s era of quantum-fueled progress.”

With the initial workshops held at the Università dell’Insubria and the Università della Svizzera Italiana, the seminars are designed to accelerate education and awareness of quantum computing among Italy’s growing ecosystem of young researchers through scholarships, internships, and training programs. The discussions center on quantum annealing technology development, quantum simulation and optimization dynamics with annealing quantum computers, and quantum-classical hybrid optimization for applications.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust

D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
Alex Daigle
media@dwavesys.com